UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2015
CST Brands, Inc.
(Exact name of registrant specified in its charter)

Delaware	001-35743	46-1365950
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

One Valero Way, Building D, Suite 200
San Antonio, Texas 78249

(Address of principal executive offices, zip code)

(210) 692-5000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CST Brands, Inc. Nonqualified Deferred Compensation Plan
On September 10, 2015, the Board of Directors (the “Board”) of CST Brands, Inc., a Delaware corporation (“CST Brands” or the “Company”) (NYSE: CST), upon recommendation by the Compensation Committee of the Board (“Compensation Committee”), approved the terms of the CST Brands, Inc. Nonqualified Deferred Compensation Plan for Senior Managers (the “Plan”) beginning January 1, 2016.
The Plan is designed to provide a select group of management or highly compensated employees of the Company at a level approved by the Compensation Committee (the “Senior Managers”) the opportunity to save for retirement on a tax-deferred basis by deferring all or part of their compensation. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
The Senior Managers may elect to defer up to 75% of their base salary, up to 100% of their annual bonus and up to 100% of their annual grant of restricted stock units or performance units for that calendar year. All deferrals of base salary and excess savings plan accounts are 100% vested and vesting of deferrals of other bonus or equity awards is determined in accordance with the terms of the applicable awards.
Distributions under the Plan will generally be made in the form of one lump sum payment, except that the Senior Managers may elect to have distributions made in installments. Early distributions and subsequent deferrals are permitted under the Plan.

Item 8.01. Other Events.

CST Brands, Inc. Employee Stock Purchase Plan
On September 10, 2015, upon recommendation by the Compensation Committee, the Board approved the terms of the CST Brands, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to shareholder approval at CST Brands’ 2016 Annual Meeting of Stockholders.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and is intended to offer eligible employees of CST Brands and its designated corporate subsidiaries an opportunity to acquire an equity interest in CST Brands by allowing them to purchase stock, at a discount through payroll deductions. The ESPP authorizes the issuance of up to an aggregate of three (3) million shares of CST Brands’ common stock and an annual reload feature of one (1) million shares of CST Brands’ common stock, subject to adjustment as provided in the ESPP for stock splits, stock dividends, recapitalizations and other similar events.
Pursuant to the ESPP, and subject to certain limitations specified therein, eligible employees may elect to purchase shares of CST Brands’ common stock in one or more of a series of offerings conducted pursuant to the procedures set forth in the ESPP at a purchase price at a 15% discount and a “look-back” price that will be the lower of the fair market value of the common stock on the first or last trading day of the offering period.
Persons eligible to participate in the ESPP generally, and subject to local law, include all employees of the Company and its designated subsidiaries after a waiting period of six (6) months, except for 5% owners and anyone who has served or been served notice of termination at the start of enrollment period for an offering period (as described in the ESPP).

Revised CST Brands, Inc. Stock Ownership Guidelines for Officers
On September 10, 2015, the Board also adopted amendments to CST Brands, Inc. Corporate Governance Guidelines to reflect the amended stock ownership guidelines for officers of the Company (the “Guidelines”) to further strengthen the alignment between the Company’s long-term performance and the compensation of its executives. The Guidelines now provide that the targeted ownership levels of the Company’s stock for officers are as follows:

Title	Value of Shares Owned
Chief Executive Officer	Five times the base salary
Chief Financial Officer, Chief Operating Officer, Chief Strategy Officer and Chief Marketing Officer	Three times the base salary
All other Executive Vice Presidents, Senior Vice Presidents and Section 16 Officers	One time the base salary

The foregoing description of the amendments to the Guidelines are not complete and are qualified in its entirety by reference to the full text of the Guidelines, which can be viewed at the “Investor Information” section of the Company’s website at http://www.cstbrands.com/en-us/investors/corporategovernance. The information on the Company’s website is not incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

Dated: September 16, 2015	By:	/s/ Gérard J. Sonnier
		Name:	Gérard J. Sonnier
		Title:	Senior Vice President, General Counsel and Corporate Secretary